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                                                                   EXHIBIT 3.1.1



                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                         THE FREIGHT CONNECTION, INC.

     It is hereby certified that:

     1. The name of the Corporation is The Freight Connection, Inc. (the "Corporation").

     2. The Certificate of Incorporation of the Corporation is hereby amended by striking Article Fourth thereof and by substituting in lieu of said Article the following new Article:

     "FOURTH: The total number of shares which this Corporation is authorized to issue is One Hundred (100) shares of common stock, par value $200. Shares of the Corporation's common stock, par value $.001, issued at the time the Certificate of Amendment amending this Article Fourth is filed with the Secretary of State shall be automatically changed and reclassified without further action into one (1) fully paid and non-assessable share of the Corporation's common stock, $200 par value, for each Three Hundred Fifty Thousand (350,000) shares of common stock outstanding, provided that (i) no fractional share shall be issued pursuant to such change and reclassification,
(ii) each fractional share will be cancelled on the books of this Corporation, and (iii) the holder of each fractional share shall receive a cash payment from the Corporation equal to such fractional share's fair value."

     3. The amendment of the Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.


     Executed on July 18, 2001

                                           /s/ Richard E. Gaetz
                                        ---------------------------
                                        Richard E. Gaetz,
                                        Chief Executive Officer